FOR RELEASE ON: November 3, 2015 at 06:00 ET

Exhibit 99.1

CONTACT: Erin Curtis
Investor Relations
TASER International, Inc.
(480) 515-6330

TASER Reports Record Quarterly Revenue of $50.4 million

Axon and Evidence.com bookings reach new quarterly record of $36.9 million

SCOTTSDALE, Ariz., November 3, 2015 − TASER International, Inc. (NASDAQ: TASR), today announced financial results for the third quarter ended September 30, 2015.

“Our team delivered once-again, outstanding top-line revenue and Axon bookings growth in the third quarter surpassing even internal expectations,” said Rick Smith, TASER chief executive officer. “As a result of our continued investment in research and development we successfully announced three disruptive products including Axon Fleet, Axon Body 2 and Axon Interview all with unprecedented unlimited HD data storage plans at an attractive price point. The expansion of our Axon product portfolio has furthered our position as a market leader and put us in a positive position to capture market share. The third quarter presented several solid leading indicators that our Axon segment was accelerating faster than even we anticipated. We moved decisively to accelerate our strategy to invest in sales and marketing to ensure the Company was well positioned and kept a strong market lead. We believe the potential global Total Available Market (TAM) for our Axon solutions is approximately $3 billion annually, hence our significant investments in this space. These investments are paying off, not only in the record third quarter sales and bookings results, but in our expectation for increased bookings in the fourth quarter, as well as a strong 2016,” concluded Smith.

"Currently, we're witnessing a major shift and exciting transformation of TASER's business and the recent announcements of Axon Fleet, Axon Body 2 and the expanded Axon platform provides an insight into the strategic vision held by TASER," said Hadi Partovi, TASER board member. "The Axon software platform with multiple hardware extensions provides a unified law enforcement experience from TASER similar to what consumers see today with the Apple or Android ecosystems. This lays the foundation for tremendous growth and is the beginning of an incredible story," concluded Partovi.

Third Quarter 2015 Financial Highlights:

•	Net sales were $50.4 million in the quarter, an increase of $6.0 million, or 13.6% over the prior year third quarter. International sales were $6.7 million in the quarter.

•
TASER Weapons segment revenues declined $0.5 million year-over-year, or 1.2%, to $39.5 million in the third quarter of 2015. The decrease of $1.1 million in sales of legacy TASER X26 CEW, which was retired from production as of December 31, 2014 was partially offset by an increase in cartridge sales of $0.9 million compared to third quarter 2014. For the nine months ended September 30, 2015, the TASER Weapons revenues increased $10.5 million, or 10.0% over the same period in the prior year.

•
Axon segment revenues increased by $6.5 million, or 150.2%, to $10.9 million in the third quarter of 2015 in comparison to the prior year third quarter. The increase was partially driven by a $2.0 million increase, or 168.7%, in service revenue compared to the third quarter 2014 which was driven by increased license counts and higher monthly per license revenues for Evidence.com as well as increased professional services delivered. Axon body-worn camera hardware sales increased $3.2 million compared to the prior year period as more agencies continue to adopt these technologies. For the nine months ended September 30, 2015, the Axon segment revenues increased $13.6 million, or 108.5% over the same period in the prior year.

•
Consolidated gross margin in the third quarter of 2015 was 61.7%, compared to 64.7% in the same period last year mostly due to a larger mix of lower margin Axon hardware product sales within the quarter compared to the prior year.

•	TASER Weapons segment gross margins remained relatively consistent at 68.5% in third quarter 2015 compared to 68.9% in third quarter 2014.

•
Axon segment gross margins improved to 36.8% in the third quarter 2015 compared to 26.4% in the third quarter of 2014. Axon hardware product margins (excluding Axon services) increased to 24.7% compared to 15.3% in the prior year. Axon service margins increased to 66.8% in the third quarter of 2015 compared to 57.0% in the prior year due to the leverage of the fixed costs to operate and host the Evidence.com service.

•
Sales, general and administrative (SG&A) expenses of $17.8 million in the third quarter of 2015 increased $5.4 million, from $12.4 million in the third quarter of 2014.  As a percentage of revenue, SG&A increased to 35.4% in the third quarter of 2015 compared to 28.1% in the prior year third quarter. Compared to the prior year, personnel expenses increased $2.0 million as the Company has increased customer-facing positions as well as some administrative functions. Consulting expenses increased approximately $1.7 million partially due to public relations efforts ahead of the IACP conference. Also, marketing expenses as well as travel expenses each increased approximately $0.3 million, as the Company works to grow its international presence. The Company expects SG&A expenses to continue to further increase in the fourth quarter of 2015 as the Company continues to invest and grow the infrastructure necessary to achieve its initiatives of increasing revenues internationally and in the Axon segment, and driving CEWs to standard issue for all officers domestically.

•
Research and development (R&D) expenses of $6.5 million for the third quarter of 2015 increased $2.8 million when compared to the third quarter of 2014 which was driven by additional personnel, testing material and consulting expenses related to Axon segment product development initiatives. The Company continues to expect further increased expenses in R&D in the fourth quarter of 2015 as it adds headcount to support new functionality and new capabilities to the Axon platform, cameras and related hardware.

•	Income from operations decreased $5.8 million to $6.7 million in the third quarter of 2015 compared to $12.5 million in the third quarter of 2014 due to the above mentioned increases in SG&A and R&D.

•
Provision for income taxes in the third quarter of 2015 was $5.2 million. The Company's expected effective tax rate for 2015 is 47.7% due to changes in expectations for the profitability of the new TASER International subsidiary located in The Netherlands. As the Company’s foreign subsidiary scales up its investment in infrastructure and operations, the Company does not expect it to be profitable in 2015. Losses generated by the foreign subsidiary are not deductible for U.S. Tax purposes which has the ultimate impact of driving up the Company's effective tax rate to 47.7%. While these international infrastructure investments temporarily create an increased tax rate in 2015, we expect these investments to drive both increased sales and lower long term tax rates starting in 2016.  Specific to 2016, the Company expects an annual effective tax rate in the 36% to 40% range.

•
Net income for the third quarter of 2015 was $1.5 million, or $0.03 per diluted share, compared to $7.6 million, or $0.14 per diluted share in the third quarter of 2014. The change in effective tax rate had an approximately $0.04 impact per diluted share for the third quarter of 2015.

•
In the third quarter of 2015, the Company produced $19.3 million in cash from operating activities. Cash, cash equivalents and investments were $104.6 million at September 30, 2015, up from $90.4 million at December 31, 2014. Included in these balances were $9.2 million and $9.3 million in long-term investments as of September 30, 2015 and December 31, 2014, respectively.

Key Operating Metrics:
During the earnings conference call scheduled for November 3, 2015 at 10 a.m. ET, the Company's management will discuss the four key statistical metrics that are the driver's of our business strategy. Management will also discuss our estimate of the Total Addressable Market for the Axon Segment, which is estimated at $3.0 billion per year globally for our existing product and service segments, including recently announced extensions.

Metric*	Q3 2015
Axon and Evidence.com Bookings (in millions)	$36.9
LTV / CAC	4.6
Average revenue per user	$27.59
TASER Weapons operating income %	35.4%
Future Contracted Revenue (in millions)	$122.4

*For definitions of our Key Operating Metrics please see "Statistical Definitions"

Business Highlights:

•
As of the end of the third quarter, 28 major city law enforcement agencies have purchased TASER's Axon body-worn cameras and/or its digital evidence management solution: Albuquerque, Charlotte-Mecklenburg, Chicago, Cleveland, Dallas, Denver, Fort Worth, Fresno, Kansas City, Long Beach, Los Angeles, Las Vegas, Louisville, Memphis, Mesa, Miami, Milwaukee, Montgomery County, New Orleans, Philadelphia, Pittsburgh, Salt Lake City, San Diego, San Francisco, Tampa, Toronto, Tucson, and Washington, D.C.

•
Evidence.com's user count continued to grow, extending the Company's market leadership. Total active, paid users at September 30, 2015 were approximately 33,000. Since inception, the Company has booked cumulative Evidence.com licenses of approximately 45,800. The 12,800 seats booked but not yet recognized in monthly service revenue will come online as the Company completes customer implementations and integrations.

•	In addition to the strong bookings figure, future billings were $99.2 million at the end of the third quarter and future contracted revenue was $122.4 million.

•	In the third quarter of 2015 , 79% of the purchasers of Axon body-worn video cameras purchased the Company's digital evidence management solution, Evidence.com.

•
More than 90% of Evidence.com contracts in the third quarter of 2015 had multiple year terms. The Company is encouraged that agencies are selecting the Axon platform as the long-term solution for their digital evidence management needs.

•	In the third quarter of 2015, the Company announced a total of 66 significant orders for its X26P and X2 Smart Weapons. These orders represented a total of approximately 9,900 Smart Weapons.

•
The Company continued to see new agencies adopt, and other agencies expand, their deployments of the Axon body-worn cameras and/or Evidence.com management service during the third quarter, and announced a total of 45 significant deployments. These orders represented a total of approximately 8,500 Axon cameras.

•	In October of 2015, in conjunction with the International Association of Chiefs of Police conference, the Company announced several new product introductions and a new partnership:

◦
Axon Interview: A dedicated interview room appliance that works in parallel with HD cameras and microphones to give the best possible video and audio quality and ultimately allows police to conduct interviews more efficiently. For $99 per month, agencies receive unlimited data storage for each camera installed as part of the Axon Interview solution. The hardware and installation fees vary by size and scale of the department.

◦
Axon Body 2: Announced its new Axon Body 2 camera with an expected standard price of $399 with unlimited HD storage included in the unlimited pricing tier for $79 per month. Agencies can now capture HD video evidence without worrying about the cost. TASER anticipates availability for shipment and trials in Q4 2015.

◦
Axon Fleet: This breakthrough in-car video system offers advanced functionality at an attractive standard price of $499, which includes two cameras for the front window and rear seat area. Axon Fleet has a leader's pricing promotion of Evidence.com with unlimited HD storage for $39 per license per month. Axon Fleet will be available for pre-orders starting this week and available for shipment in Q1 2016.

◦
Microsoft Azure Partnership: This partnership will provide a security-enhanced digital evidence management experience for law enforcement in an efficient and low-cost environment. As part of their work together, TASER and Microsoft will create an integrated approach to capturing and managing evidence including ingesting, retrieving, sharing, analyzing and archiving video, sensor and other data to support law enforcement and criminal justice officials as they work toward creating safer communities.  Axon's Azure integration is expected to be available for preview in Q4 2015 and publicly available to all agencies in Q1 2016.

•
In May 2014, the Company announced that TASER’s Board of Directors authorized a stock repurchase program to acquire up to $30.0 million of the Company’s outstanding common stock subject to stock market conditions and corporate considerations. During the three months ended September 30, 2015, the Company purchased approximately 0.3 million common shares under the program for a total cost of approximately $7.6 million, or a weighted average cost of $25.86 per share. As of September 30, 2015, no amounts remain available under the plan for future purchases.

Quarterly Conference Call:

The Company will host its third quarter 2015 earnings conference call on Tuesday, November 3, 2015 at 10 a.m. ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial +1-253-237-1156. The passcode is 42195367.

The Company has posted supplemental materials on its website to provide additional information about our third quarter financial results. This supplemental information will no longer be part of the discussion on the earnings call to leave more time for questions from investors.

The Company will take questions relating to the third quarter results via social media. TASER management will entertain questions during the call asked via Twitter, in addition to questions from those logged into the webcast. Individuals may submit questions via Twitter using hashtag #TASR_Earnings to the @TASER_IR handle. TASER management regrets that due to time considerations, not all questions may be answered during the call. For those individuals who do not have access to Twitter, all tweets and related content are streamed directly to http://investor.taser.com.

The Company plans to update and post its investor relations presentation to http://investor.taser.com within the next two weeks with the third quarter results. Archived presentations from previous quarters may also be found on the website.

Statistical Definitions:

•	Future billings are defined as cumulative bookings to date net of cumulative recognized Axon camera and Evidence.com revenue and Axon camera and Evidence.com deferred revenue balances.

•	Future contracted revenue is defined as cumulative Axon and Evidence.com bookings, net of cancellations, minus cumulative recognized revenue related solely to Axon and Evidence.com.

•
ARPU is defined as the total license and storage revenue related to Evidence.com in the last month of the period divided by the total number of licenses included in revenue. ARPU can exhibit sequential period fluctuations as a result of the timing of integration services purchased by some customers.

•	LTV/CAC is defined as the lifetime value of a customer as a ratio of the costs to acquire that customer.

•	TASER Weapons Operating Income % is considered a key metric to show continued diligence in running our legacy business profitably while investing in new markets internationally.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; net gain/loss on write-down/disposal of property, equipment and intangibles; loss on impairment; and interest income and other income/expense.

Free Cash Flow is defined as operating cash flow minus purchases of property, plant & equipment and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including Axon body-worn video cameras and Evidence.com, a secure digital evidence management platform. More than 157,000 lives and countless dollars have been saved with TASER's products and services.

Learn more at www.taser.com and www.axion.io or by calling (800) 978-2737.

TASER® and Axon® are registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, Axon, Axon Body, Axon Body 2, Axon Flex, Axon Interview, Axon Signal, TASER X26, TASER X26P, and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future and that we expect elevated SG&A and R&D spending in the remainder of 2015. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release.

We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; our dependence on sales of our TASER X26P and X2 CEWs; the acceptance of our Evidence.com software model; the long-term revenue recognition cycle for our SaaS Evidence.com product; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our Evidence.com service; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from CEW to Axon devices; product defects; our anticipation that certain orders will be completed; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; increases in non-U.S. denominated expenses; employee retention risks; budgetary and political constraints of prospects and customers; our exposure to cancellations of government contracts due to appropriation clauses; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; regulatory and political challenges presented by international markets; fluctuations in our effective tax rate; foreign currency fluctuations; counter-party risks relating to cash balances held in excess of FDIC insurance limits; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2014.

The Company only announces a subset of its received orders during the quarter to show momentum to customers and these announcements should not be used to approximate revenue. Orders announced in the quarters are sometimes shipped in subsequent periods at the customer's request thereby delaying the recognition of revenue.

Please visit http://investor.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and https://www.facebook.com/TASER.International where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com.

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TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$50,376	$44,349	$141,851	$117,709
Cost of products sold and services delivered	19,308	15,636	50,192	43,574
Gross margin	31,068	28,713	91,659	74,135
Operating expenses:
Sales, general and administrative	17,834	12,441	47,842	39,734
Research and development	6,528	3,759	16,992	10,820
Total operating expenses	24,362	16,200	64,834	50,554
Income from operations	6,706	12,513	26,825	23,581
Interest income and other (expense) income, net	(22)	(160)	12	(88)
Income before provision for income taxes	6,684	12,353	26,837	23,493
Provision for income taxes	5,163	4,795	12,008	8,661
Net income	$1,521	$7,558	$14,829	$14,832
Net income per common and common equivalent shares:
Basic	$0.03	$0.14	$0.28	$0.28
Diluted	$0.03	$0.14	$0.27	$0.27
Weighted average number of common and common equivalent shares outstanding:
Basic	53,709	52,475	53,509	53,013
Diluted	54,691	53,821	54,671	54,550

TASER INTERNATIONAL, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$39,520	$7,745	$47,265	$40,010	$3,181	$43,191
Service revenue	—	3,111	3,111	—	1,158	1,158
Net sales	39,520	10,856	50,376	40,010	4,339	44,349
Cost of products sold	12,445	5,829	18,274	12,443	2,695	15,138
Cost of services delivered	—	1,034	1,034	—	498	498
Gross margin	27,075	3,993	31,068	27,567	1,146	28,713
Sales, general and administrative	11,941	5,893	17,834	10,028	2,413	12,441
Research and development	1,151	5,377	6,528	1,050	2,709	3,759
Income (loss) from operations	$13,983	$(7,277)	$6,706	$16,489	$(3,976)	$12,513

Gross margin %	68.5%	36.8%	61.7%	68.9%	26.4%	64.7%
Operating margin %	35.4%	(67.0)%	13.3%	41.2%	(91.6)%	28.2%

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$115,686	$18,177	$133,863	$105,160	$9,812	$114,972
Service revenue	—	7,988	7,988	—	2,737	2,737
Net sales	115,686	26,165	141,851	105,160	12,549	117,709
Cost of products sold	34,805	12,692	47,497	34,024	8,111	42,135
Cost of services delivered	—	2,695	2,695	—	1,439	1,439
Gross margin	80,881	10,778	91,659	71,136	2,999	74,135
Sales, general and administrative	33,469	14,373	47,842	32,218	7,516	39,734
Research and development	3,418	13,574	16,992	2,660	8,160	10,820
Income (loss) from operations	$43,994	$(17,169)	$26,825	$36,258	$(12,677)	$23,581

Gross margin %	69.9%	41.2%	64.6%	67.6%	23.9%	63.0%
Operating margin %	38.0%	(65.6)%	18.9%	34.5%	(101.0)%	20.0%

TASER INTERNATIONAL, INC.
Axon and Evidence.com Bookings by Quarter
(Unaudited)
(in thousands)

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

Bookings	$36,877	$30,629	$22,948	$24,554	$15,267

Axon cameras and Evidence.com bookings represent a statistical measure defined as the sales price of orders placed in the relevant time period.  Bookings are an indication of the activity the Company is seeing relative to Axon cameras and Evidence.com.  We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, net of cancellations, regardless of when the products or services ultimately will be provided. Some bookings might be invoiced in subsequent years.

Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, however, if agencies do not appropriate money in future year budgets or invoke a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings. In the third quarter of 2015, there were no reversals related to prior period bookings due to non-appropriation or other cancellation reasons.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Axon and Evidence.com Future Contracted Revenue
(Unaudited)
(in thousands)

	September 30, 2015	June 30, 2015
Cumulative Bookings, net of cancellations	$165,818	$128,941
Cumulative Axon & Evidence.com Recognized Revenue	43,462	34,051
Future Contracted Revenue	$122,356	$94,890

Axon and Evidence.com future contracted revenue represent a statistical measure defined as cumulative bookings for Axon and Evidence.com minus cumulative recognized revenue related solely to Axon and Evidence.com. Future contracted revenues are an indication of momentum of longer-term contracts being signed and the expectations of future revenues in the Axon segment.

TASER INTERNATIONAL, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole numbers

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	Unit Change	Percent Change	2015	2014	Unit Change	Percent Change

TASER X26P	13,659	15,466	(1,807)	(11.7)%	45,946	36,673	9,273	25.3%
TASER X2	8,036	10,694	(2,658)	(24.9)	25,510	18,673	6,837	36.6
TASER X26	818	2,775	(1,957)	(70.5)	4,341	14,220	(9,879)	(69.5)
TASER M26	709	499	210	42.1	1,952	1,377	575	41.8
TASER C2	1,801	1,462	339	23.2	5,785	5,003	782	15.6
Cartridges	435,237	403,613	31,624	7.8	1,189,118	1,142,663	46,455	4.1
Axon Flex	6,759	2,577	4,182	162.3	15,921	6,176	9,745	157.8
Axon Body	4,778	3,224	1,554	48.2	15,381	8,651	6,730	77.8
E-Dock	2,075	1,386	689	49.7	5,554	2,780	2,774	99.8
TASER Cam	2,887	1,967	920	46.8	8,993	7,174	1,819	25.4

TASER INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income	$1,521	$7,558	$14,829	$14,832
Depreciation and amortization	948	1,101	2,310	3,368
Interest expense	8	1	9	3
Provision for income taxes	5,163	4,795	12,008	8,661
EBITDA	$7,640	$13,455	$29,156	$26,864

Adjustments:
Stock-based compensation expense	$1,863	$1,437	$5,086	$4,121
Net loss on write-down/disposal of property, equipment and intangibles, net	38	85	203	228
Other expense (income), net	14	159	(21)	85
Adjusted EBITDA	$9,555	$15,136	$34,424	$31,298
Adjusted EBITDA as a percentage of net sales	19.0%	34.1%	24.3%	26.6%

Composition of stock-based compensation:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Cost of products sold and services delivered	$118	$61	$276	$149
Sales, general and administrative	1,123	940	2,982	2,598
Research and development	622	436	1,828	1,374
	$1,863	$1,437	$5,086	$4,121

TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$45,887	$48,367
Short-term investments	49,526	32,774
Accounts and notes receivable, net	24,328	30,735
Inventory, net	18,892	18,323
Prepaid expenses and other current assets	6,336	4,443
Deferred income tax assets, net	5,186	5,186
Total current assets	150,155	139,828

Property and equipment, net	19,855	17,523
Deferred income tax assets, net	11,147	10,877
Intangible assets, net	7,812	3,115
Goodwill	9,313	2,206
Long-term investments	9,171	9,296
Other assets	6,024	2,523
Total assets	$213,477	$185,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,040	$7,682
Accrued liabilities	6,668	9,245
Current portion of deferred revenue	19,628	14,020
Customer deposits	572	988
Current portion of debt and capital lease payable	98	38
Total current liabilities	33,006	31,973

Deferred revenue, net of current portion	26,880	21,668
Liability for unrecognized tax benefits	1,198	1,471
Long-term deferred compensation	1,857	1,121
Long-term contingent consideration	952	—
Long-term portion of debt and capital lease payable	98	29
Total liabilities	63,991	56,262

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	175,766	162,641
Treasury stock	(122,201)	(114,645)
Retained earnings	95,874	81,045
Accumulated other comprehensive income	46	64
Total stockholders’ equity	149,486	129,106
Total liabilities and stockholders’ equity	$213,477	$185,368

TASER INTERNATIONAL, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income	$1,521	$7,558	$14,829	$14,832
Depreciation and amortization	948	1,101	2,310	3,368
Stock-based compensation	1,863	1,437	5,086	4,121
Net cash provided by operating activities	19,345	16,676	30,314	22,638
Net cash used in investing activities	(6,097)	(2,683)	(33,293)	(17,126)
Net cash (used in) provided by financing activities	(7,704)	(1,412)	429	(9,284)
Cash and cash equivalents, end of period	45,887	38,615	45,887	38,615

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net cash provided by operating activities	$19,345	$16,676	$30,314	$22,638
Purchases of property and equipment	(2,069)	(844)	(3,839)	(2,066)
Purchases of intangible assets	(201)	(16)	(402)	(125)
Purchase of property and equipment and intangible assets in connection with business acquisitions	(3,005)	—	(12,804)	—
Free cash flow, a non-GAAP measure	$14,070	$15,816	$13,269	$20,447

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